CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated November 26, 2018, relating to the financial statements and financial highlights of Spouting Rock Small Cap Growth Fund, formally known as Spouting Rock/Convex Global Dynamic Risk Fund, for the year ended September 30, 2018, and to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information.

Cohen & Company, Ltd.

Cleveland, Ohio

December 10, 2018